INTERNATIONAL FLAVORS & FRAGRANCES COMPLETES
                      ACQUISITION OF BUSH BOAKE ALLEN

        New York, New York, November 9, 2000 - International Flavors & Fragrances Inc. (NYSE: IFF) announced today that it completed its previously announced acquisition of Bush Boake Allen Inc. by merging a wholly owned subsidiary into Bush Boake Allen. As a result of the merger, which became effective today, each outstanding share of Bush Boake Allen common stock not owned by IFF was converted into the right to receive $48.50 in cash, without interest. IFF expects that Bush Boake Allen common stock will cease to trade on the New York Stock Exchange as of the close of business on Thursday, November 9, 2000.

        Payment of $48.50 per share in cash will be made following the merger upon proper presentation of certificates formerly representing shares to The Bank of New York, Paying Agent for the merger, together with a properly completed letter of transmittal. Transmittal materials will be sent to stockholders following the merger.

        IFF is the world's leading creator and manufacturer of flavors and fragrances used by others to impart or improve flavor or fragrance in a wide variety of consumer products. IFF has sales, manufacturing and creative facilities in more than 35 countries worldwide with sales of $1.44 billion in 1999.

        Bush Boake Allen, which conducts operations on six continents, has 60 locations in 38 countries worldwide. Bush Boake Allen supplies flavors and fragrances to the world's leading consumer products companies for use in foods, beverages, soaps and detergents, cosmetics, toiletries, personal care items and related products. Its aroma chemicals, natural extracts and essential oils serve as raw materials for a wide range of compounded flavors and fragrances. Bush Boake Allen had 1999 worldwide sales of $499 million.